UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Frank  Muehleman
   One Dell Way
   TX, Round Rock 78682
2. Date of Event Requiring Statement (Month/Day/Year)
   12/9/1999
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President and co-General Manager, Worldwide Home and Small Business
6. If Amendment, Date of Original (Month/Day/Year)
   12/9/1999
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |322                   |D               |                                               |
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Common Stock                               |772                   |I               |Employer 401(K)                                |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Nonqualified Stock Optio|1        |9/14/08  |Common Stock           |160000   |$29.5313  |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|2        |8/12/09  |Common Stock           |14560    |$41.00    |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|3        |9/23/09  |Common Stock           |108180   |$44.6875  |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Exercisable in accordance with the following schedule: 32,000 shares on 9/14 of each year from 1999 through 2003.
2. Exercisable in accordance with the following schedule: 2,912 shares on 8/12 of each year from 1999 through 2004.
3. Exercisable in accordance with the following schedule: 21,636 shares on 9/23 of each year from 2000 through 2004.